EXHIBIT 21.1

                     BEI ELECTRONICS, INC. AND SUBSIDIARIES
                                   ---------
                              LIST OF SUBSIDIARIES



1. Defense Systems Company, Inc., a Delaware company, doing business in Texas and Arkansas as BEI Defense Systems Company.

2. BEI Sensors & Systems Company, Inc., a Delaware company, doing business in California, Arkansas and Massachusetts as BEI Sensors & Systems Company, previously named BEI Sensors & Motion Systems Company, Inc.

3.  BEI International, Inc., a Delaware company.

4.  BEI Export Sales Co., Inc., a U.S. Virgin Islands company.

5.  BEI Properties, Inc., an Arkansas company.

6. BEI Medical Systems Company, Inc., a Delaware company, doing business in California and New Jersey.


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